EMPLOYMENT AGREEMENT

     Agreement made this 1st day of October, 1999 by and between TMEX USA, INC., a Nevada corporation also authorized to do business in the state of California (herein "TMEX") and Michael W. Garone residing at 11625 Vista Forest Drive, Alpharetta, Georgia (herein "EMPLOYEE" and sometimes referred to as "GARONE").

                                    RECITALS

     1. Employee has a successful background of management and sales in the operation of a telephone debit card business, with an established network distribution system.

     2. TMEX is a telecommunications company headquartered in Newport Beach, California, with a current US-Mexico Laser Communications network and facilities available for national and international telephone transmission services.

     3. TMEX desires to enter into the telephone debit card business ("Venture"), by and through the employment of GARONE and the opening of a sales office in Atlanta, Georgia. GARONE desires to be and become an employee of TMEX, for such purpose.

                                   WITNESSETH

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, the parties agree as follows:

                                    AGREEMENT

     1. Employment. TMEX agrees to employ EMPLOYEE AND EMPLOYEE agrees to serve TMEX upon the terms and conditions hereinafter set forth.

     2. Term of Employment. The employment of EMPLOYEE hereunder shall commence on October 1, 1999 and shall continue for a period of three years thereafter with an automatic renewal period of three consecutive years thereafter, unless sooner terminated pursuant to the provisions of this agreement.

     3. Duties of Employee. EMPLOYEE agrees to serve TMEX faithfully in a senior executive capacity with such title as may be designated by TMEX, to the best of his ability under direction of the Chief Executive Officer of TMEX or his successor. It is the intention of the parties that EMPLOYEE shall serve TMEX specifically in connection with the management and sales operation of a telephone debit card business by and through a sales office to be established in Atlanta Georgia, including, but not limited to, such other executive and other duties, consonant with the management/sales operation of a telephone debit card business, as TMEX may reasonably require.

     4. Compensation. TMEX agrees to pay, or cause to be paid, to EMPLOYEE and EMPLOYEE agrees to accept, as compensation for the services to be rendered by EMPLOYEE hereunder, a minimum salary of $5,000 per month for the first two months of his employment and $10,000 per month, for the next ten consecutive months and thereafter increased annually by ten percent, all payable in equal bimonthly installments on the 1st and 15th day of each successive month. TMEX shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE on behalf of TMEX, including the expense of any business trips undertaken by Employee at the request of TMEX.

     5. Bonus Compensation. In addition to the base salary and compensation provided in paragraph 4 above, TMEX shall, as signing bonus compensation, issue 50,000 shares of its common stock to EMPLOYEE upon the signing of this agreement and thereafter contingent bonus compensation of a total of 960,000 shares of its common stock, over a period of three years in equal quarterly installments of 80,000 shares, provided that EMPLOYEE meets the minimum profit/revenue projections set forth on the first year cash flow analysis furnished by Employees, a copy of which is annexed as Exhibit "A" and, thereafter, set forth in an annual cash flow analysis for each succeeding year mutually agreed to by the parties. It is expressly understood that the minimum profit/revenue for each quarterly period shall be determined on a quarterly roll-over basis.

     6. Rule 144 Stock. EMPLOYEE agrees and recognizes that all shares of the common stock of TMEX issued to him under this agreement have not been registered under Section 5 of the Securities Act of 1933 and are "restricted securities" as that term is defined in Rule 144 (a) (3) [17 CFR 230.144(a)(3)] and are subject to the resale limitations which require a holding period of at least one-year before resale measured from the date they are acquired. For restricted securities held between one and two years, other provisions of the rule require that limited amounts may be resold only in ordinary brokerage transactions with a notice of the resale to be filed with the Securities Exchange Commission. After a two-year holding period they may be resoled by a non-affiliate without any restrictions.

     7. Employee Insurance. TMEX warrants and represents that its employees are covered by a PRO health/hospital insurance plan, under which EMPLOYEE will likewise be covered, effective upon the signing of this agreement. TMEX also agrees upon the signing and during the life of this agreement to provide and pay the premium for a $500,000 15-year level payment term life insurance policy covering EMPLOYEE, who shall be the owner thereof.

     8. Commissions. EMPLOYEE shall be entitled to and shall be paid a commission equal to one and one-half percent on all debit card sales.


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


     9. Restrictive Covenant of EMPLOYEE. In addition to the provisions of paragraph 3 hereof, EMPLOYEE agrees during the employment period, to devote all or such part of his time as reasonably necessary to the Venture and that he will not engage or be otherwise directly or indirectly interested any way in any business competing with or of a nature similar to the business of TMEX. EMPLOYEE further agrees that during the employment period and thereafter without limit that he will not, except to TMEX communicate, or divulge to any person, firm or corporation, either directly or indirectly, any information (except that which is generally known to the public) relating to the business, customers and suppliers or other affairs of TMEX.

     10. TMEX Obligations. In addition to payment of salaries, travel expenses, health and life insurance, and other items provided above, TMEX shall be obligated for, including but without limitation, the following:

     a) To pay for the lease of office space and necessary office equipment in Atlanta Georgia:

     b) Provide and pay for accounting services, switching lease and switches, licenses and permits, telephone service, and legal fees; and

     c) Provide one time capitalization of the Venture as required by Exhibit A not to exceed $80,000.

     11. Merger, Consolidation of TMEX. In the event that TMEX shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another entity or corporation, the provisions of this Agreement shall bed binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which the assets shall be sold or transferred. Except as provided in the preceding sentence, this Agreement shall not be assignable by the EMPLOYEE or TMEX.

     12. Termination Conditions. TMEX, for the reasons set forth below, shall have the right to terminate this Agreement by sending written notice of termination together with two-weeks severance pay to the EMPLOYEE, and thereupon his employment hereunder shall terminate.

     a) In the event the EMPLOYEE shall become incapacitated by reason of mental or physical disability or otherwise during the term of this agreement, so that he is prevented from performing his principal duties and services hereunder for a period of four (4) consecutive months, or the equivalent of six (6) consecutive months during any 12-month period, TMEX shall have the right to terminate this Agreement.


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


     b) In the event the Venture incurs a loss in any month, or months during the first six months of this Agreement, to the extent that TMEX would of necessity be required to infuse additional capital into the Venture (new money), TMEX shall have the right to terminate this Agreement, unless, the additional capital required does not, in the aggregate, exceed 50% of the profit stemming from the Venture already realized by TMEX. However, nothing herein contained, is intended to prevent TMEX from infusing additional capital into the Venture at anytime, regardless of the source of such capital.

     13. Covenant Not To Sue. The parties expressly agree, (1) that the Venture covered by the terms of this agreement is a development stage venture; (2) that the success of the Venture is dependent solely upon the ability of EMPLOYEE to cause the Venture to fully meet the projections set forth in Exhibit A, absence Acts of God (or similar occurences, ("Force Majure") which temporarily prevents the facilities of TMEX to accomodate the business generated by the Venture and,
(3) that TMEX has agreed to provide the initial capitalization for the Venture solely in reliance upon such projections provided by EMPLOYEE and has made no arrangements and is not willing to provide additional capital for the Venture in the event it occurs losses or otherwise fails to meet the projections absence Force Majure. Accordingly, the parties for themselves, their respective heirs, assigns, legal representatives, assigns and successors covenant with each other to never collectively or individually institute any suit or action at law or in equity against the other party arising directly or indirectly out of this Agreement nor in any way aid in the institution or prosecuting against the other party of any claim, demand, action or cause of action for damages, arising directly or indirectly, out of this Agreement.

     14. Joint Endeavor. The parties agree that the drafting of this Agreement was a joint effort on the part of both parties.

     15. Notices. All notices, requests, demands and other communications arising out of this Agreement, if any, shall be delivered personally, by Fax, to the other party at the address first set forth above. Any party may change such address by sending written notice of such change by Fax to the other party. All documents faxed by a party pursuant hereto, including the signature of a party thereon, if any, shall be deemed an original document for all purposes.

     16. Complete Understanding. This Agreement constitutes the complete understanding between the parties and no statements representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated by written instrument signed by both of the parties hereto.


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


     IN WITNESS WHEREOF, the parties have executed this agreement the year and date set forth along side their respective signatures in the space provided below. The parties agree that if a signed faxed copy of this Agreement is delivered by one party to the other, it shall be deemed to be an original signed document, for all purposes.

TMEX USA, INC.                                        EMPLOYEE

By /s/ [ILLEGIBLE]  9-30-99                           By /s/ Michael W. Garone
   ------------------------                              -----------------------
   Its                                                   Michael W. Garone


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